Exhibit 3.7

May 16, 1968 – 9 A.M.

CERTIFICATE OF INCORPORATION

OF

NORANDA ALUMINUM, INC.

WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation (hereinafter called the “Company”) is Noranda Aluminum, Inc.

SECOND: The registered office of the Company is to be located at 129 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 250 shares of Common Stock, par value $4.00 per share (hereinafter called “Common Stock”).

The holders of the Common Stock of the Company shall be entitled to one vote for each share thereof held at any meeting of the stockholders of the Company.

FIFTH: The amount of capital with which the Company shall commence business is not less than one thousand ($1,000) Dollars.

SIXTH: The name and place of residence of each of the incorporators are as follows:

Name	Residence
Edwin Deane Leonard	1148 Fifth Avenue New York, New York 10028

William H. Levit, Jr.	6034 Tyndall Avenue Riverdale, New York 10471

Antony P. Whitlam	230 East 44th Street New York, New York 10017

SEVENTH: The private property of the stockholders of the Company shall not be subject to the payment of the corporate debts to any extent whatever.

EIGHTH: The Company is to have perpetual existence.

NINTH: The Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section.

TENTH: Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action by any provision of the General Corporation Law of Delaware, the meeting and vote of stockholders may be dispensed with if the holders of stock having not less than the minimum percentage of the vote required by statute for the proposed corporate action shall consent in writing to such corporate action being taken, provided that prompt notice must be given to all stockholders of the taking of such corporate action without a meeting any by less than unanimous written consent.

ELEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware the Board of Directors is expressly authorized and empowered:

(a) In the manner provided in the By-laws of the Company to make, alter, amend, amend and repeal the By-laws of the Company in any respect not inconsistent with the laws of the State of Delaware or with the Certificate of Incorporation of the Company, but the Board of Directors shall not repeal any By-law hereafter made by the Stockholders.

(b) Subject to any applicable provisions of the By-laws of the Company then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Company, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or documents of the Company, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Company;

(c) To fix from time to time the amount of the surplus or profits of the Company to be reserved as working capital or for any other lawful purpose.

(d) Without any action by the stockholders, to authorize the borrowing of moneys for any of the purposes of the Company and, from time to time without limit as to amount, to authorize and cause the making, execution, issuance, sale or other disposition of promissory notes, drafts, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and the securing of the same by mortgage, pledge, deed of trust or otherwise.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the By-laws of the Company.

Any contract, transaction or act of the Company or of the directors or of any committee, which shall be ratified by the holders of a majority of the shares of stock of the Company present in person or by proxy and voting at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Company.

TWELFTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

We, the Undersigned, being each of the incorporators hereinbefore named, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 15th day of May A.D. 1968.

/s/ Edwin Deane Leonard

/s/ William H. Levit, Jr.

/s/ Antony P. Whitlam

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

NORANDA ALUMINUM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The Board of Directors of NORANDA ALUMINUM, INC., by a written consent dated February 5, 1969, filed with the minutes of the Board, duly adopted the following resolution:

RESOLVED, that the registered office of the Corporation in the State of Delaware be and it hereby is changed from 306 South State Street, in the City of Dover, County of Kent, to 100 West Tenth Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of the Corporation be and the same is hereby withdrawn, and The Corporation Trust Company, shall be and is hereby constituted and appointed the registered agent of the Corporation at the address of its registered office.

IN WITNESS WHEREOF, NORANDA ALUMINUM, INC. has caused its Corporate Seal to be hereunto affixed and this certificate to be signed by E. KENDALL CORK, its vice President and attested by W. H. LEVIT, JR., its Assistant Secretary this 12th day of February, 1969.

(CORPORATE SEAL)

/s/
Vice President
ATTEST:

By	/s/
Assistant Secretary